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                                                                        11-28-94
                                                         Date Amended:  12-14-94
                                                              Effective:  1-1-95
                                                    Amended and Restated  1-8-97


                            DAYTON HUDSON CORPORATION

                          SUPPLEMENTAL PENSION PLAN II


                                    ARTICLE I

                                     GENERAL

     Sec. 1.1 NAME OF PLAN. The name of the pension plan set forth herein is "Dayton Hudson Corporation Supplemental Pension Plan II" (the "Plan").

     Sec. 1.2 PURPOSE. The Plan has been established by Dayton Hudson Corporation (the "Company") to provide retirement income that the Dayton Hudson Corporation Employees' Retirement Plan (the "DHC Plan") as in effect from time to time, The Retirement Plan of The J. L. Hudson Company (the "Hudson Plan") as in effect from time to time, the Mervyn's Pension Plan (the "Mervyn's Plan") as in effect from time to time, the Dayton Hudson Corporation Excess Benefit Plan (the "Excess Plan") as in effect from time to time, and the Dayton Hudson Corporation Supplemental Pension Plan I ("Supplemental Pension Plan I") as in effect from time to time cannot provide to certain Participants in such plans because of the limitations imposed by the Internal Revenue Code of 1986, as amended from time to time, relative to using deferred compensation in connection with computing pension benefits under qualified plans. The Plan is intended to be a "top hat plan" as defined in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, ("ERISA") and shall be interpreted and administered accordingly.


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     Sec. 1.3  QUALIFIED PLAN.  Each of the DHC Plan, the Hudson Plan and the
Mervyn's Plan is sometimes referred to herein as a "Qualified Plan".

     Sec. 1.4 PARTICIPATION. An employee of the Company or a subsidiary of the Company becomes and remains a Participant in this Plan only if he is a Participant in the DHC Plan and/or the Hudson Plan and/or the Mervyn's Plan, and only if he is a member of a select group of management of the Company or a subsidiary of the Company and is a highly compensated employee of the Company or a subsidiary of the Company. In order to meet the criteria of being a member of a select group of management of the Company or a subsidiary of the Company and being a highly compensated employee of the Company or a subsidiary of the Company, the employee must be designated a member of the Senior Management Group ("SMG") by the Chief Executive Officer of the Company or of an equivalent rank on any revised classification system.

     Sec. 1.5 MISCELLANEOUS. The terms in this Plan shall have the same meaning as those used in the Qualified Plans unless the context clearly indicates the contrary.

                                   ARTICLE II

                                PENSION BENEFITS

     Sec. 2.1 AMOUNT OF PENSION. Each Participant in this Plan shall be entitled to a pension under this Plan that is the actuarial equivalent of the excess, if any, of (a) the pension the Participant would be entitled under the benefit formula of the Qualified Plans applied (i) without respect to the maximum benefit limitations in said Plans required by Section 415 of the Internal Revenue Code of 1986, as amended from time to time, (ii) as if Section 4.7(b) of the Qualified Plans read as follows:

     "Any bonus earned by a Participant pursuant to a plan or policy of the Company, that is paid in a calendar year other than the calendar year in which such bonus would normally be

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     paid under such plan or policy, shall be included in Certified Earnings in the year it normally would be paid, be valued at the amount of bonus that would have been paid in that year and shall not be included in Certified Earnings in the year it is paid",

for each year the Participant was a Participant in this Plan, (iii) as if there were no maximum compensation limits in said Qualified Plans required by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended from time to time, and (iv) as if Section 4.7 of the Qualified Plans included in Certified Earnings for a Plan Year compensation that would have been paid in that year in the absence of an election to defer payment of the compensation to a later date pursuant to the provisions of a deferred compensation plan, over (b) the pension the Participant is entitled to receive from the Qualified Plans, the Excess Plan and Supplemental Pension Plan I.

     Sec. 2.2 METHOD OF PAYMENT. The pension payable under this Plan shall be paid in a single sum at such time during the calendar year next following the calendar year in which the Participant's Termination of Employment occurs as may be determined by the administrative committee under the DHC Plan. Actuarial equivalents under this Plan shall be determined by the Actuary for the Qualified Plans using such factors and assumptions as the Actuary considers appropriate for the purpose.

     Sec. 2.3 VESTING. A Participant is entitled to benefits under this Plan for deferrals of compensation made after January 1, 1993 only if:

          a) The Participant has a termination of employment after age 55 and is entitled to a pension under the DHC Plan, the Hudson's Plan or the Mervyn's Plan; or

          b) The Participant's termination of employment occurred because of a reduction in force; or

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          c)  The Participant's termination of employment is a result of a written mutual agreement that contains a release in the form determined by the Company.

                                   ARTICLE III

                                  MISCELLANEOUS

     Sec. 3.1 UNFUNDED. Pensions under this Plan shall be unfunded. No person entitled to a benefit under this Plan shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company. Such persons have only an unsecured contract right to receive payments in accordance with this Plan.

     Sec. 3.2 BENEFITS MAY NOT BE ASSIGNED OR ALIENATED. Except as required by law, the interests of persons entitled to benefits under this Plan may not in any manner whatsoever be assigned or alienated, whether voluntarily or involuntarily, or directly or indirectly.

     Sec. 3.3 NOT EMPLOYMENT AGREEMENT. This Plan is not an employment agreement and does not assure the continued employment of any employee or Participant for any time or period.

     Sec. 3.4 ADMINISTRATION. The administrative committee under the DHC Plan shall control and manage the operations and administration of this Plan and make all decisions and determinations incident thereto.

     Sec. 3.5 CLAIMS PROCEDURE. The administrative committee under the DHC Plan shall establish a claims procedure consistent with ERISA requirements.

                                   ARTICLE IV

                    AMENDMENT, TERMINATION AND APPLICABLE LAW

     Sec. 4.1 AMENDMENT AND TERMINATION. This Plan may be amended or terminated by the Board of Directors of the Company at any time. No amendment or termination shall adversely

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affect a benefit to which a Participant is entitled under Article II prior to the effective date of such amendment or termination, unless the Participant becomes entitled to an amount equal to or greater than such benefit under another plan or practice adopted by the Company, as a substitute to this Plan.

     Sec. 4.2 APPLICABLE LAW. The provisions of this Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by the laws of the United States of America. All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

                                    ARTICLE V

                                 DEATH BENEFITS

     Sec. 5.1 DEATH WHILE EMPLOYED. If a Participant dies prior to incurring any other type of Termination of Employment, and if the Participant would have been entitled to a payment under Article II of this Plan if the Participant's Termination of Employment had occurred on the date of his or her death for a reason other than death, death benefits shall be payable as follows:

     (a) If the Participant is survived by a qualified spouse, the spouse shall be entitled to the benefit that would have been paid under Article II if the Participant had a Termination of Employment on the date of death and survived until the date the benefit would have been paid to the Participant.

     (b) If the Participant is survived by a qualified spouse but the spouse dies before the payment is made under subsection (a), the payment shall instead be made to the Participant's estate.

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     (c)  If the Participant is not survived by a qualified spouse, the payment under section (a) shall instead be made to the Participant's estate.

     (d) For purposes of this Section, a person is a "qualified spouse" of a Participant if, and only if, such person is the opposite sex of the Participant and such person and the Participant are legally married to each other at the time of the Participant's death.

     Sec. 5.2 DEATH FOLLOWING TERMINATION OF EMPLOYMENT. If a Participant's Termination of Employment occurs for a reason other than death, and if the Participant is entitled to a benefit under Article II of this Plan due to the Termination of Employment but dies prior to receiving that benefit, a death benefit shall be payable as follows:

     (a) If the Participant is survived by a qualified spouse, the spouse shall receive the payment that would have been made to the Participant if the Participant had lived. However, if the spouse dies prior to receiving that payment, the payment shall instead be made to the Participant's estate.

     (b) If the Participant is not survived by a qualified spouse, the Participant's estate shall receive the payment that would have been made if the Participant had lived.

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